Legg Mason Partners Variable
Portfolios I, Inc:
Legg Mason Partners Variable
Investors Portfolio

Sub Item 77C


On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions as to the following proposals: (1) Elect
Board Members and (2) Revise Fundamental
Investment Policies.


Proposal 1: Elect Board Members.
                                      Authority
      Item Voted On          Votes     Witheld
                             For

Nominees:
  Paul R. Ades             64,709,96  1,305,841.
                               7.850         081
  Andrew L. Breech         64,737,76  1,278,045.
                               3.514         417
  Dwight B. Crane          64,720,33  1,295,469.
                               9.063         868
  Robert M. Frayn, Jr.     64,679,71  1,336,092.
                               6.228         703
  Frank G. Hubbard         64,725,95  1,289,858.
                               0.417         514
  Howard J. Johnson        64,658,95  1,356,854.
                               4.128         803
  David E. Maryatt         64,756,81  1,258,991.
                               7.922         009
  Jerome H. Miller         64,635,30  1,380,504.
                               4.483         448
  Ken Miller               64,745,95  1,269,851.
                               7.175         756
  John J. Murphy           64,676,37  1,339,436.
                               2.337         594
  Thomas T. Schlafly       64,739,02  1,276,785.
                               3.148         783
  Jerry A. Viscione        64,708,33  1,307,478.
                               0.698         233
  R. Jay Gerken, CFA       64,589,94  1,425,861.
                               7.400         531



Proposal 2: Revise Fundamental Investment
Policies.


      Items Voted On         Votes      Votes           Abstentions
                             For       Against

  Borrowing Money          17,981,43  450,090.40       428,350.886
                               7.582           7
  Underwriting             18,119,03  319,963.00       420,878.832
                               7.035           8
  Lending                  18,067,23  289,992.81       502,651.940
                               4.116           9
  Issuing Senior           18,097,79  302,322.15       459,762.838
  Securities                   3.887           0
  Real Estate              18,147,82  226,011.49       486,038.610
                               8.774           1
  Commodities              17,961,13  383,266.33       515,473.320
                               9.223           0
  Concentration            18,037,38  312,198.47       510,300.373
                               0.031           1
  Diversification          18,050,64  346,903.80       462,334.069
                               1.004           2
  Investment in other      17,954,22  441,660.54       463,996.865
  investment co                1.467           3